EXHIBIT 99.1

AERT/H.I.G. Capital Join Forces

H.I.G. Provides Financial Assistance and Acquires Majority Stake to Positively Restructure and Strengthen Company

SPRINGDALE, Ark., March 21, 2011 (GLOBE NEWSWIRE) -- Advanced Environmental Recycling Technologies, Inc. (OTCBB:AERT) (the "Company") announced today that after extensive evaluation and analysis (with the assistance of investment banking firm Stephens, Inc.), the Company and an affiliate of H.I.G. Capital, LLC have consummated a balance sheet restructuring plan to restructure and reduce existing debt, infuse new capital into the business, and strengthen its balance sheet. As part of this restructuring, H.I.G. assisted the Company by extinguishing all debt relating to the Company's 2007 and 2008 bonds owned by H.I.G. Capital, which has been in default for some time. In return H.I.G. Capital received preferred equity and debt securities, thereby significantly reducing the Company's outstanding debt obligations.  Concurrent with this transaction, H.I.G. invested an additional $5.5 million into AERT to meet outstanding vendor obligations, further pay down debt, and fund transaction expenses and extended the maturity of and reduced the interest rate on its existing loan.

"As has been previously reported numerous times, AERT has fought through some really tough times over the last couple of years especially in the face of less than favorable economic conditions. Despite making strides in our business, the weak economy and other factors put significant financial stress on the Company and created liquidity challenges which escalated throughout the fall and winter. As such, the Company has been exploring and carefully evaluating all strategic options available for it and its shareholders. We are appreciative of the H.I.G. team's commitment to AERT and desire to partner with AERT to effectuate this transaction which we feel is a positive for the Company and all of its stakeholders," stated AERT Chairman, Joe G. Brooks.

Brooks continued, "Through this period, the AERT associates have performed admirably. They have started up our new Watts facility, improved existing processes in recycling and extrusion, grown MoistureShield® sales, continued to actively develop new products and maintain customer relationships with limited resources and significant liquidity constraints. AERT's relationship with its vendor base and creditors has been strained in the past, but most have supported us during this difficult environment and process. AERT appreciates the support of all its vendors and its asset based lender Liberty Bank of Arkansas, which provided significant counsel and supported our efforts. The bank continues to provide that support for the Company and its associates based in Northwest Arkansas.

"The U.S. economy is beginning to recover and is having a positive effect on AERT's performance. AERT products are well positioned in the market. Our ChoiceDek® branded products provide the DIY customer at Lowe's premium decking products at a value price. AERT's MoistureShield® brand has achieved nationwide distribution and has grown significantly through the recession, and new profiles and colors were met with strong market demand. AERT has introduced our next generation of decking with improved mold/mildew resistance, improved visual appeal, and ease of cleaning, while maintaining the superior value of both the ChoiceDek® and MoistureShield® brands.

"In addition to AERT's outdoor products business, it remains committed to further developing its plastic recycling capabilities. The Watts facility continues to work to develop the capability to manufacture a finished recycled plastic product that can be sold into third party markets. The modifications necessary to produce third party sales are underway with completion planned before the end of the 3rd quarter."

Brooks concluded, "With the economy appearing to stabilize and strengthen, it is time for AERT to move forward from the financial challenges of the past and focus on achieving our short and long term goals while continuing to develop innovative products for its customers. We believe our partnership with H.I.G., along with the strength, assistance, and guidance of the H.I.G. team of professionals, is a real positive for AERT and our stakeholders. We look forward to working with the H.I.G. team going forward."

About Advanced Environmental Recycling Technologies, Inc.

Since 1989, Advanced Environmental Recycling Technologies, Inc. (OTCQB:AERT) (OTCBB:AERT) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. The company recently received an ESGR Patriot Award for its support of our Guard and Reserve Units in the U. S. Armed Forces. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of ChoiceDek(r) decking, which is available in multiple colors and is sold in Lowe's Home Improvement stores nationwide. See http://www.choicedek.com for more information. AERT's MoistureShield(r) decking program is expanding and products are now available throughout the U.S. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, Arkansas and recently commenced operations at its Green Age recycling facility in Watts, Oklahoma. Investors can access real-time stock quotes and information at http://www.otcmarkets.com. For more information on the Company, visit http://www.aertinc.com. Sign up to receive investor information, including press releases, via email by visiting http://aert.com/ir/PressReleaseOptIn.aspx.

The AERT, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4905

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2009.

CONTACT: For AERT
         J. R. Brian Hanna
         479-203-5011
         www.aertinc.com/ir